Exhibit 10.1
AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (the “Agreement”) is made and entered into as of April 10, 2023, by and between Coupang Global, LLC (the “Company”) and Tae Jung Kim (“Executive”). This Agreement shall be effective as of April 10, 2023.
WITNESSETH:
WHEREAS, the Company and Executive previously entered into an Employment Agreement, dated June 22, 2021 (the “Prior Agreement”).
WHEREAS, Coupang, Inc. (the “Parent”) and Executive are also party to certain RSU Award Agreements, (and together with any award agreements governing any future grants of equity incentive awards by the Company to Executive (the “Equity Award Agreements”)).
WHEREAS, the Company and Executive now mutually desire to amend and restate the Prior Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants set forth herein, the parties hereto mutually agree as follows:
1.Duties and Scope of Employment.
a.Employment and Duties. The Company hereby agrees to employ Executive as VP of Digital Customer Experience of the Company as of the Effective Date, and Executive hereby accepts such employment. In addition, Executive agrees to serve as VP of Digital Customer Experience of the Parent for no additional consideration.

b.Performance. Executive shall perform in good faith and with a high duty of care Executive’s duties and responsibilities as set forth in this Agreement. Executive shall comply with and act in accordance with and be bound by the Company’s and the Parent’s (and their respective subsidiaries’ and affiliates’, as applicable) rules and regulations, and instructions issued by the Company or the Parent (or any of their respective subsidiaries or affiliates, as applicable), as they may be amended from time to time.
c.Full-Time Commitment. During Executive’s employment with the Company, Executive shall devote substantially all of Executive’s business time, energy and skill to the affairs of the Parent and the Company, and Executive shall not assume a position in any other business, profession or occupation without the express prior written consent of the CEO; provided, that Executive may upon prior written disclosure to the CEO (i) serve as a member of not more than one for-profit board of directors so long as Executive receives prior written consent of the CEO, (ii) serve in any capacity with charitable or not-for profit enterprises so long as there is no material conflict or interference with Executive’s duties to the Company or the Parent, and (iii) make passive investments where Executive is not obligated or required to, and shall not in fact, devote any managerial efforts. The Company shall have the right to limit Executive’s participation in any of the foregoing activities and endeavors if the CEO believes, in the CEO’s sole and exclusive discretion, that the time spent on such activities and endeavors infringes upon, or is incompatible with, Executive’s ability to perform Executive’s duties under this Agreement.

d.No Conflicting Obligations. Executive represents and warrants that Executive is under no contractual or other obligations or commitments that are inconsistent with Executive’s obligations under this Agreement, including but not limited to any restrictions that would preclude Executive from providing services to the Company or the Parent. In connection with Executive’s employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other person or entity has any right, title or interest, and Executive’s employment will not infringe or violate the rights of any other person or entity. Executive confirms that Executive has not removed or taken any documents or proprietary data or materials of any kind from any other employer to the Company or the Parent without written authorization from that employer.
e.Location of Employment. Executive shall perform Executive’s duties and responsibilities at the offices of the Company located in Mountain View, California, except for any reasonable business travel as may be required from time to time.
2.Compensation. In consideration of the services to be performed hereunder, the Company shall provide Executive with the following compensation and benefits pursuant to the terms and conditions hereof.
a.Base Salary. The Company shall pay Executive an annual base salary of USD $350,064 per year, subject to periodic review by the board of directors of the Parent (or applicable committee thereof) for potential increases (but not decreases), which amount shall be payable in accordance with the Company’s payroll practices as in effect and applicable wage payment laws, and subject to such withholdings as required by law. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”. Executive’s position with the Company is an exempt position and will be fulltime.
b.Incentive Compensation. Executive may be eligible for short-term or long-term incentive awards under such policies and programs as may be maintained by the Company or the
Parent from time to time, as determined in by the Company or the Parent in its discretion.
c.Benefits. Executive will be eligible to participate in such employee benefit plans as may be maintained by the Company for its employees from time to time, on the terms and subject to the conditions set forth in such plans. Nothing in this Section shall limit the Company’s right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business.
d.Business Expenses. Executive shall be reimbursed for Executive’s necessary and reasonable business expenses incurred in connection with the performance of Executive’s duties in accordance with the Company’s or the Parent’s (or any of their respective subsidiaries’) applicable expense reimbursement policy. Executive must promptly submit an itemized account of expenses and appropriate supporting documentation, in accordance with the Company’s generally applicable guidelines.
e.Vacation/Sick Time. Executive will be provided paid time off to be used for an existing health condition or preventative care or other personal illness, for purposes related to being a victim of domestic violence, sexual assault, or stalking, for Executive’s own care or care of a specified family member, vacation, or any other personal reason in accordance with the Company’s PTO Plan and the Company’s Employee Handbook. Executive will earn PTO time based on years of service with the Company at the following rates:

Years of Service	PTO days
1-2	18 days (or 144 hours)
3-4	19 days (or 152 hours)
5-6	20 days (or 160 hours)
7+	21 days (or 168 hours)

3.At-Will Employment.
a.Executive shall be an at-will employee of the Company, which means the employment relationship can be terminated by either the Company or Executive for any reason, at any time, with or without prior notice and with or without Cause. The at-will nature of Executive’s employment also applies to all terms and conditions, including without limitation that Executive’s job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole and absolute discretion of the Company. Any statements or representations to the contrary (and any statements contradicting any provision in this Agreement) shall be regarded by Executive as ineffective. Further, Executive’s participation in any equity or benefit program is not to be regarded as assuring Executive of continuing employment for any particular period of time. Any modification or change in Executive’s at will employment status may only occur by way of a written employment agreement signed by Executive and the CEO. Should either Executive or the Company terminate Executive’s employment for any reason or no reason, the Company shall have no obligation to Executive other than as set forth in Sections 3(b) and (c) below.
b.“Cause” shall mean any of the following reasons as determined within the sole discretion of the board of directors of the Parent: (a) the commission of any act of fraud, embezzlement or willful dishonesty by Executive which adversely affects the business of the Company or the Parent or any of their respective subsidiaries or affiliates; (b) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company or the Parent or any of their respective subsidiaries or affiliates; (c) the refusal or omission by Executive to perform any lawful duties properly required of Executive under this Agreement or any other written agreement between the Company or the Parent or any of their respective subsidiaries or affiliates and Executive, provided that any such failure or refusal has been communicated to Executive in writing and Executive has been provided a reasonable opportunity (not to exceed 20 days) to correct it, if correction is possible; (d) any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to, or material deviation from or violation of any of the policies or directives of, the Company or the Parent or any of their respective subsidiaries or affiliates; (e) conduct on the part of Executive which constitutes the breach of any statutory or common law duty of loyalty to the Company or the Parent or any of their respective subsidiaries or affiliates; or (f) any illegal act by Executive which adversely affects the business of the Company or the Parent or any of their respective subsidiaries or affiliates, or any felony or misdemeanor involving moral turpitude committed by Executive, as evidenced by conviction thereof (or a plea of guilty or nolo contendere thereto).
c.In the event that Executive’s employment hereunder terminates for any reason, Executive shall be entitled to (i) any accrued but unpaid Base Salary through the date of termination, payable on the next regularly scheduled payroll date following such termination (or such earlier or later date as may be required by applicable law), (ii) any unreimbursed business expenses incurred through the date of termination, in accordance with Section 2(d), and (iii) any accrued and vested benefits under the Company’s employee benefit plans, in accordance with the terms and conditions of such plans (other than any rights under the Company’s Executive Severance Policy unless such Policy provides more favorable benefits than those provided in this Agreement). Executive will be eligible to participate in the Company’s Executive Severance Policy as may be in effect and/or amended and/or restated from time to time in accordance with its terms (provided, that, to the extent that any severance payments or benefits under this
Agreement are more favorable than the severance payments or benefits under the Policy, Executive shall receive the severance payments or benefits under this Agreement rather than the severance payments or benefits provided for under the Policy).
d.In the event of termination of Executive’s employment under this Agreement, Executive hereby agrees to resign from all positions that Executive holds with the Company and the Parent and any of their respective subsidiaries or affiliates.
e.In the event of termination of Executive’s employment under this Agreement, Executive hereby agrees to assist and cooperate with the Company and the Parent in executing any and all termination procedures and Executive agrees and acknowledges that Executive will not make a claim for any wages, commissions, bonuses, payments or remuneration of any kind, other than that specifically provided for in this Agreement.
4.Successors. The terms of this Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business or assets that becomes bound by this Agreement.
5.Non-Solicitation of Staff; Non-Disparagement.
a.Executive covenants and agrees with the Company that during Executive’s service with the Company and the Parent and for a period of one (1) year following the termination of Executive’s service for any reason, Executive will not, whether for Executive’s own account or in conjunction with or on behalf of any other Person (as defined below), directly or indirectly solicit or entice away from the Company or the Parent or any of their respective subsidiaries or affiliates any individual who is an employee, director, or officer of the Company or the Parent or any of their respective subsidiaries or affiliates and with whom Executive has had business dealings during the course of Executive’s service with the Company or the Parent or any of their respective subsidiaries or affiliates whether or not any such Person would commit a breach of contract by reason of Executive’s leaving service. A “Person” means any individual, entity, association, or governmental body.

b.Executive covenants and agrees with the Company that during Executive’s service with the Company and the Parent and thereafter, Executive shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Company and the Parent and any of their respective affiliates or subsidiaries, if any; (ii) any product or service provided by the Company and the Parent and any of their respective affiliates or subsidiaries, if any; or (iii) the Company’s and the Parent’s or any of their respective affiliates’ or subsidiaries’ prospects for the future. Nothing in this Section shall prohibit Executive from (v) testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony that Executive is legally required to respond to, (w) making any truthful statement to the extent necessary to rebut any untrue public statements made by another party, (x) making any legally required disclosures, and /or discussing any of the above with the Company’s legal advisors or Executive’s legal advisors on a confidential basis, or (y) making any statement as part of or in any arbitration or court proceeding that involves Executive, on the one hand, and /or any of the Company, the Parent or any of their respective subsidiaries or affiliates, on the other hand.
6.Confidentiality, Commitment to Company and Invention Assignment Agreement. Executive covenants and agrees that Executive continues to be bound by the terms and conditions of the Proprietary Information and Invention Assignment Agreement (the “Confidentiality
Agreement”) that the Executive entered into on June 23, 2021. Such agreement restricts Executive’s future flexibility, and its restrictions are in addition to and in no way subtract from the restrictions imposed on Executive by this Agreement.
7.Restrictive Covenants. Executive declares that the restrictions set forth or referenced above are reasonable and necessary for the adequate protection of the business and goodwill of the Company and its affiliates. Each of the restrictions set forth or referenced above shall be construed as a separate and independent restriction and if one or more of the restrictions (or any part of them) is found to be void or unenforceable, the validity of the remaining restrictions shall not be affected.
If any of the restrictions set forth or referenced in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that Executive breaches any of the promises contained or referenced in this Agreement, Executive acknowledges that the Company’s remedy at law for damages will be inadequate and that the Company may be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or the Company’s exercise of any of these rights, shall not limit any other rights or remedies the Company may have in law or in equity, including, without limitation, the right to arbitration contained in Section 16 hereof and the right to compensatory and monetary damages. Executive and the Company here by agree to waive any right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.

If Executive violates any of the restrictions set out above, or in the Confidentiality Agreement, then the effective period for such restriction shall be automatically extended by one day for each day during which the violation, or the harm from such violation, continues uncured.
8.Cooperation with Respect to Litigation. During Executive’s service with the Company and at all times thereafter, Executive agrees to give prompt written notice to the Company of any formally asserted written claim relating to the Company or the Parent or any of their respective subsidiaries or affiliates and to cooperate, in good faith, with the Company and the Parent and any of their respective subsidiaries and affiliates in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive has or is reasonably believed by the Company to have direct material knowledge in connection with or as a result of Executive’s service to the Company or the Parent or any of their respective subsidiaries or affiliates hereunder, provided that Executive is not waiving any legal rights Executive may have. Such cooperation will include all assistance that the Company, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness.
9.Data Protection. The Company will handle personal data of Executive in accordance with the Company’s privacy policy (as may be amended and/or restated from time to time).
10.Compliance. Executive further agrees to comply with all laws, rules and regulations of the Company and any regulatory authority or agency.
11.Withholdings. The Company may make such deductions, withholdings and other payments from all sums payable to Executive under this Agreement that are required by law.
12.No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to the extent any entity assumes the Company’s obligations hereunder in connection with any sale or transfer or all or a substantial portion of the Company’s assets to such entity.
13.Indemnification. The Company shall indemnify Executive to the full extent provided in the Parent’s certificate of incorporation and bylaws and the laws of the State of Delaware in connection with Executive’s activities as an officer or director of the Company and the Parent. Executive will be covered as an insured on the director and officer liability insurance policy maintained by the Parent or as may be maintained by the Parent from time to time.
14.Entire Agreement. This Agreement, the Confidentiality Agreement and the Equity Award
Agreements express the entire understanding of the parties with respect to the terms of
Executive’s provision of services to the Company and the Parent, and supersedes any prior oral or written agreement, understanding or the like, including the Prior Agreement. No modification or amendment of this Agreement, and no waiver of any provision hereof may be made unless such modification, amendment, or waiver is set forth in writing by the parties hereto.
15.Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of California, without reference to the principles of conflict of laws.

16.Arbitration and Class Action Waiver. Both Executive and the Company mutually agree that pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by applicable law, Executive and the Company will submit solely to final, binding and confidential arbitration of any and all disputes, claims, or causes of action arising from or relating to: the negotiation, execution, interpretation, performance, breach or enforcement of this Agreement; Executive’s employment with the Company or services to the Parent (including but not limited to all statutory claims); or the termination of Executive’s employment with the Company or services to the Parent (including but not limited to all statutory claims). BY AGREEING TO THIS
ARBITRATION PROCEDURE, BOTH EXECUTIVE AND THE COMPANY WAIVE THE
RIGHT TO RESOLVE ANY SUCH DISPUTES THROUGH A TRIAL BY JURY OR JUDGE OR THROUGH AN ADMINISTRATIVE PROCEEDING. The arbitrator shall have the sole and exclusive authority to determine whether a dispute, claim or cause of action is subject to arbitration under this Arbitration section and to determine any procedural questions which grow out of such disputes, claims or causes of action and bear on their final disposition. All claims, disputes, or causes of action under this Arbitration section, whether by Executive or the
Company, must be brought solely in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences in this paragraph are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. Any arbitration proceeding under this Arbitration section shall be presided over by a single arbitrator and conducted by JAMS, Inc. (“JAMS”) in Santa Clara County under the then applicable JAMS rules for the resolution of employment disputes (available upon request and also currently available at http:// www.jamsadr.com/rules-employment-arbitration/). Executive and the Company both have the right to be represented by legal counsel at any arbitration proceeding, at each party’s own expense. The arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute; (ii) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (iii) be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the amount of court fees that would be required of Executive if the dispute were decided in a court of law. This Arbitration section shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and such applicable law is not preempted by the Federal Arbitration Act or otherwise invalid. Nothing in this Arbitration section is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any final award in any arbitration proceeding hereunder may be entered as a judgment in the federal and state courts of any competent jurisdiction and enforced accordingly.
17.Employee Protection and Defend Trade Secrets Act of 2016.
Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. Neither the Company nor any of its affiliates may retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency.
Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C.
§ 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or otherwise is intended to conflict with 18 U.S.C. § l 833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
18.Miscellaneous. If any provision in this Agreement or compliance by Executive or the Company with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions and terms will remain in effect.
19.Section 409A. The payments and benefits under this Agreement are intended to be exempt from
(and if not exempt from, compliant with) the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and this Agreement will be construed accordingly.
Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Executive’s right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” subject to Section 409A then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of taxation thereunder. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payment will be made in the second of the two calendar years to the extent such amounts are “deferred compensation” under Section 409A and necessary to avoid taxation under Section 409A. Any taxable reimbursements due under the terms of this Agreement or any other agreement with the Company shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the regulations under Section 409A. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement or any payments or benefits hereunder are determined not to be compliant with Section 409A
20.Section 280G. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
21.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
22.Section Headings. Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EXECUTIVE	COUPANG GLOBAL, LLC
Signature:________________ Tae Jung Kim	Signature:_________________ Harold Rogers GC and Chief Administrative Officer

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